CUSIP No.  29270U105                                     PAGE 1 OF 16 PAGES



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                                 SCHEDULE 13G
                                Amendment No. 1

                                (Rule 13d-102)

                Information to be included in Statements Filed
                  Pursuant to Rules 13d-1(b), (c) and (d) and
               Amendments Thereto Filed Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                       Under the Securities Act of 1934
                               Amendment No. 1*


                             ENERGY PARTNERS, LTD.
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   29270U105
------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2002
------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/_/  Rule 13d-1(b)
/_/  Rule 13d-1(c)
/X/  Rule 13d-1(d)
-----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  29270U105                                        PAGE 2 OF 16 PAGES
                                      13G

------------------------------------------------------------------------------
1. Name of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only):

     Evercore Capital Partners L.P.
------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)                                        (a)  /_/
                                                               (b)  /_/

------------------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Delaware

------------------------------------------------------------------------------

                            5. Sole Voting Power:  6,168,263
     NUMBER OF
                            --------------------------------------------------
      SHARES
                            6. Shared Voting Power: 0
  BENEFICIALLY
                            --------------------------------------------------
      OWNED
                            7. Sole Dispositive Power: 6,168,263
 BY EACH REPORTING
                            --------------------------------------------------
    PERSON WITH
                            8. Shared Dispositive Power: 0

------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 6,168,263

------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
                                                           /_/
------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9): 22.4%

------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions): PN

------------------------------------------------------------------------------

CUSIP No.  29270U105                                        PAGE 3 OF 16 PAGES
                                      13G

------------------------------------------------------------------------------
1. Name of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only):

    Evercore Capital Partners (NQ) L.P.
------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
    (See Instructions)                                         (a)  /_/
                                                               (b)  /_/

------------------------------------------------------------------------------
3.  SEC Use Only

------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:  Delaware

------------------------------------------------------------------------------

                            5. Sole Voting Power:  1,485,904
     NUMBER OF
                            --------------------------------------------------
      SHARES
                            6. Shared Voting Power: 0
  BENEFICIALLY
                            --------------------------------------------------
      OWNED
                            7. Sole Dispositive Power: 1,485,904
 BY EACH REPORTING
                            --------------------------------------------------
    PERSON WITH
                            8. Shared Dispositive Power: 0

------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 1,485,904

------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                                                               /_/
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 5.3%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): PN

------------------------------------------------------------------------------

CUSIP No.  29270U105                                        PAGE 4 OF 16 PAGES
                                      13G


------------------------------------------------------------------------------
1. Name of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only):

    Evercore Capital Offshore Partners L.P.
------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
    (See Instructions)                                         (a)  /_/
                                                               (b)  /_/

------------------------------------------------------------------------------
3.  SEC Use Only

------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:  Cayman Islands

------------------------------------------------------------------------------

                            5. Sole Voting Power:  1,629,686
     NUMBER OF
                            --------------------------------------------------
      SHARES
                            6. Shared Voting Power: 0
  BENEFICIALLY
                            --------------------------------------------------
      OWNED
                            7. Sole Dispositive Power: 1,629,686
 BY EACH REPORTING
                            --------------------------------------------------
    PERSON WITH
                            8. Shared Dispositive Power: 0

------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 1,629,686

------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                                                               /_/
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 5.9%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): PN

------------------------------------------------------------------------------

CUSIP No.  29270U105                                        PAGE 5 OF 16 PAGES
                                      13G


------------------------------------------------------------------------------
1. Name of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only):

    Evercore Co-Investment Partnership L.P.
------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
    (See Instructions)                                         (a)  /_/
                                                               (b)  /_/

------------------------------------------------------------------------------
3.  SEC Use Only

------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:  Delaware

------------------------------------------------------------------------------

                            5. Sole Voting Power:  134,057
     NUMBER OF
                            --------------------------------------------------
      SHARES
                            6. Shared Voting Power: 0
  BENEFICIALLY
                            --------------------------------------------------
      OWNED
                            7. Sole Dispositive Power: 134,057
 BY EACH REPORTING
                            --------------------------------------------------
    PERSON WITH
                            8. Shared Dispositive Power: 0

------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 134,057

------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                                                               /_/
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 0.5%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): PN

------------------------------------------------------------------------------

CUSIP No.  29270U105                                        PAGE 6 OF 16 PAGES
                                      13G


------------------------------------------------------------------------------
1. Name of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only):

    Evercore Partners L.L.C.
------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
    (See Instructions)                                         (a)  /_/
                                                               (b)  /_/

------------------------------------------------------------------------------
3.  SEC Use Only

------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:  Delaware

------------------------------------------------------------------------------

                            5. Sole Voting Power:  9,283,853
     NUMBER OF
                            --------------------------------------------------
      SHARES
                            6. Shared Voting Power: 0
  BENEFICIALLY
                            --------------------------------------------------
      OWNED
                            7. Sole Dispositive Power: 9,283,853
 BY EACH REPORTING
                            --------------------------------------------------
    PERSON WITH
                            8. Shared Dispositive Power: 0

------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 9,283,853

------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                                                               /_/
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 33.8%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): OO

------------------------------------------------------------------------------

CUSIP No.  29270U105                                        PAGE 7 OF 16 PAGES
                                      13G


------------------------------------------------------------------------------
1. Name of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only):

    Evercore Co-Investment G.P. L.L.C.
------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
    (See Instructions)                                         (a)  /_/
                                                               (b)  /_/

------------------------------------------------------------------------------
3.  SEC Use Only

------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:  Delaware

------------------------------------------------------------------------------

                            5. Sole Voting Power:  134,057
     NUMBER OF
                            --------------------------------------------------
      SHARES
                            6. Shared Voting Power: 0
  BENEFICIALLY
                            --------------------------------------------------
      OWNED
                            7. Sole Dispositive Power: 134,057
 BY EACH REPORTING
                            --------------------------------------------------
    PERSON WITH
                            8. Shared Dispositive Power: 0

------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 134,057

------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                                                               /_/
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 0.5%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): OO

------------------------------------------------------------------------------

CUSIP No.  29270U105                                        PAGE 8 OF 16 PAGES
                                      13G


------------------------------------------------------------------------------
1. Name of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only):


    Austin M. Beutner
------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
    (See Instructions)                                         (a)  /_/
                                                               (b)  /_/

------------------------------------------------------------------------------
3.  SEC Use Only

------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:  United States

------------------------------------------------------------------------------

                            5. Sole Voting Power:  0
     NUMBER OF
                            --------------------------------------------------
      SHARES
                            6. Shared Voting Power:  0
  BENEFICIALLY
                            --------------------------------------------------
      OWNED
                            7. Sole Dispositive Power:  0
 BY EACH REPORTING
                            --------------------------------------------------
    PERSON WITH
                            8. Shared Dispositive Power:  12,000

------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 12,000

------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                                                               /_/
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 0.04%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): IN

------------------------------------------------------------------------------

CUSIP No.  29270U105                                        PAGE 9 OF 16 PAGES
                                      13G


------------------------------------------------------------------------------
1. Name of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only):


    William O. Hiltz
------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
    (See Instructions)                                         (a)  /_/
                                                               (b)  /_/

------------------------------------------------------------------------------
3.  SEC Use Only

------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:  United States

------------------------------------------------------------------------------

                            5. Sole Voting Power:  150,000
     NUMBER OF
                            --------------------------------------------------
      SHARES
                            6. Shared Voting Power:  0
  BENEFICIALLY
                            --------------------------------------------------
      OWNED
                            7. Sole Dispositive Power:  150,000
 BY EACH REPORTING
                            --------------------------------------------------
    PERSON WITH
                            8. Shared Dispositive Power:  12,000

------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 162,000

------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                                                               /_/
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 0.6%

------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): IN

------------------------------------------------------------------------------

CUSIP No.  29270U105                                        PAGE 10 OF 16 PAGES



Item 1(a).   Name of Issuer:

               Energy Partners, Ltd.

Item 1(b).   Address of Issuer's Principal Executive Offices:

               201 St. Charles Avenue, Suite 3400, New Orleans, LA  70170

Item 2(a).   Name(s) of Person(s) Filing:

               The persons filing this Statement are (i) Evercore Capital Partners L.P., a Delaware limited partnership, (ii) Evercore Capital Partners (NQ) L.P., a Delaware limited partnership,
               (iii) Evercore Capital Offshore Partners L.P., a Cayman Islands exempted limited partnership, (iv) Evercore Co-Investment Partnership L.P., a Delaware limited partnership, (v) Evercore Partners L.L.C., a Delaware limited liability company, (the general partner of Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P., and Evercore Capital Offshore Partners L.P.), (iv) Evercore Co-Investment G.P. L.L.C., a Delaware limited liability company, (the general partner of Evercore Co-Investment Partnership L.P.) (vii) Austin M. Beutner and (viii) William O. Hiltz (together the "Evercore Entities").

Item 2(b).   Address of Principal Business Office or, if none, Residence:

               The address of the principal business office of the Evercore Entities is Evercore Partners Inc., 65 East 55th Street, 33rd Floor, New York, NY 10022.

Item 2(c).   Citizenship:

               The citizenship or place of organization of each of the Reporting Persons is set forth on the cover pages.

Item 2(d).   Title of Class of Securities:

               This information statement relates to the common stock, $.01 par value, of Energy Partners, Ltd. (the "Common Stock").

Item 2(e).   CUSIP Number:

               The CUSIP number of the Common Stock is 29270U105.


Item 3.      If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or
             (c), check whether the person filing is a:

               (a)  /_/  Broker or dealer registered under Section 15 of the
                         Exchange Act.

               (b)  /_/  Bank as defined in Section 3(a)(6) of the Exchange
                         Act.

CUSIP No.  29270U105                                   PAGE 11 OF 16 PAGES


               (c)  /_/  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

               (d)  /_/  Investment company registered under Section 8 of the
                         Investment Company Act.

               (e)  /_/  An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

               (f)  /_/  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  /_/  A parent holding company or control person in
                         accordance with Rule 13d- 1(b)(1)(ii)(G);

               (h)  /_/  A savings associate as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

               (i)  /_/  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  /_/  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               Not applicable.

Item 4.      Ownership.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned:

               See Row 9 of each of the cover pages.

(b)   Percent of class:

               See Row 11 of each of the cover pages.

(c)   Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote:

                     See Row 5 of each of the cover pages.

               (ii)  Shared power to vote or to direct the vote:

                     See Row 6 of each of the cover pages.

               (iii) Sole power to dispose or to direct the disposition of:

CUSIP No.  29270U105                                   PAGE 12 OF 16 PAGES

                     See Row 7 of each of the cover pages.

               (iv) Shared power to dispose or to direct the disposition of:

                     See Row 8 of each of the cover pages.

Item 5.      Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.      Identification and Classification of Members of the Group.

               Austin M. Beutner and William O. Hiltz do not affirm the existence of a group with Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P., Evercore Co-Investment Partnership L.P., Evercore Partners L.L.C., or Evercore Co-Investment G.P. L.L.C or with one another.

Item 9.      Notice of Dissolution of Group.

                  Not applicable.

Item 10.     Certification.

                  Not applicable.

CUSIP No.  29270U105                                   PAGE 13 OF 16 PAGES
                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                     EVERCORE CAPITAL PARTNERS L.P.




                        /S/ AUSTIN M. BEUTNER
                      ------------------------------------------------------
                      NAME:  Austin M. Beutner
                      TITLE: Managing Member, Evercore Partners L.L.C., its
                             General Partner




                     EVERCORE CAPITAL PARTNERS (NQ) L.P.




                        /S/ AUSTIN M. BEUTNER
                      ------------------------------------------------------
                      NAME:  Austin M. Beutner
                      TITLE: Managing Member, Evercore Partners L.L.C., its
                             General Partner




                       EVERCORE CAPITAL OFFSHORE PARTNERS L.P.




                         /S/ AUSTIN M. BEUTNER
                       -----------------------------------------------------
                       NAME:  Austin M. Beutner
                       TITLE: Managing Member, Evercore Partners L.L.C., its
                              General Partner



                       EVERCORE CO-INVESTMENT PARTNERSHIP L.P.



                         /S/ AUSTIN M. BEUTNER
                       -----------------------------------------------------
                       NAME:  Austin M. Beutner
                       TITLE: Managing Member, Evercore Co-Investment
                              G.P. L.L.C., its General Partner

CUSIP No.  29270U105                                   PAGE 14 OF 16 PAGES

                      EVERCORE PARTNERS L.L.C.



                        /S/ AUSTIN M. BEUTNER
                      ------------------------------------------------------
                       NAME:  Austin M. Beutner
                       TITLE:  Managing Member




                      EVERCORE CO-INVESTMENT G.P. L.L.C.



                         /S/ AUSTIN M. BEUTNER
                      ------------------------------------------------------
                       NAME:  Austin M. Beutner
                       TITLE: Managing Member




                      AUSTIN M. BEUTNER



                        /S/ AUSTIN M. BEUTNER
                      ------------------------------------------------------
                      NAME:  Austin M. Beutner




                      WILLIAM O. HILTZ



                        /S/ WILLIAM O. HILTZ
                      ------------------------------------------------------
                      NAME:  William O. Hiltz

CUSIP No.  29270U105                                   PAGE 15 OF 16 PAGES


                            JOINT FILING AGREEMENT

         We, the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

                      EVERCORE CAPITAL PARTNERS L.P.




                         /S/ AUSTIN M. BEUTNER
                      -------------------------------------------------------
                      NAME:  Austin M. Beutner
                      TITLE: Managing Member, Evercore Partners L.L.C., its
                             General Partner




                      EVERCORE CAPITAL PARTNERS (NQ) L.P.




                         /S/ AUSTIN M. BEUTNER
                      -------------------------------------------------------
                       NAME:  Austin M. Beutner
                       TITLE: Managing Member, Evercore Partners L.L.C., its
                              General Partner




                      EVERCORE CAPITAL OFFSHORE PARTNERS L.P.




                         /S/ AUSTIN M. BEUTNER
                      -------------------------------------------------------
                      NAME:  Austin M. Beutner
                      TITLE: Managing Member, Evercore Partners L.L.C., its
                             General Partner



                      EVERCORE CO-INVESTMENT PARTNERSHIP L.P.



                         /S/ AUSTIN M. BEUTNER
                      -------------------------------------------------------
                      NAME:  Austin M. Beutner
                      TITLE: Managing Member, Evercore Co-Investment
                             G.P. L.L.C., its General Partner

CUSIP No.  29270U105                                   PAGE 16 OF 16 PAGES


                       EVERCORE PARTNERS L.L.C.



                         /S/ AUSTIN M. BEUTNER
                       -------------------------------------------------------
                       NAME:  Austin M. Beutner
                       TITLE: Managing Member




                       EVERCORE CO-INVESTMENT G.P. L.L.C.



                         /S/ AUSTIN M. BEUTNER
                       -------------------------------------------------------
                       NAME:  Austin M. Beutner
                       TITLE: Managing Member




                        AUSTIN M. BEUTNER



                          /S/ AUSTIN M. BEUTNER
                        ------------------------------------------------------
                        NAME:  Austin M. Beutner





                        WILLIAM O. HILTZ



                          /S/ WILLIAM O. HILTZ
                        ------------------------------------------------------
                        NAME:  William O. Hiltz